UNITED STATES
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INNOVIVA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To our fellow Shareholders,

Thank you for your investment in Innoviva.   In 2019, management and the board continued to reduce operating expenses and optimize capital allocation.  As a result of  these actions, Innoviva enters 2020 in an advantageous financial and operating position.

2019 Performance highlights include:

•                  Income from operations increased despite new generic entrants in the ICS/LABA class.

•                  Operating expenses were $14.7 million, down 36% from $22.8 million in 2018.  In the fourth quarter of 2019, total operating expenses were $2.3 million.

•                  Cash, cash equivalents, marketable securities, and accounts receivable grew from $198.2 million at the end of 2018 to $430.3 million at the end of 2019 and the company paid off the remaining principal balance of our senior secured term loan.

We remain focused on optimizing Innoviva’s assets.  The company has increasing cash resources and a long duration royalty portfolio.  Our board is composed of highly qualified directors with relevant pharmaceutical, clinical, and business experience and brings different perspectives in determining how best to allocate our capital effectively with the goal of enhancing long-term value for all shareholders.

Subsequent to the end of the fourth quarter, we were excited to announce our pending investment in Armata Pharmaceuticals, a leader in the emerging bacteriophage therapeutic area. The increasing global health risk posed by antibiotic-resistant bacterial infections has created a growing need for alternative, differentiated options.  This transaction is consistent with the commitment of the board and management to prudently and opportunistically deploy capital in order to create shareholder value.

Sincerely,

Geoffrey Hulme

Interim Principal Executive Officer

Innoviva, Inc.